Exhibit 10.1
EMPLOYMENT AGREEMENT
          This employment agreement (the “Agreement”) is entered into by and between Douglas C. Robinson (“you” or “your”) and LifeVantage Corporation, a Colorado corporation, (the “Company”). This Agreement has an effective date of March 15, 2011 (the “Effective Date”) and this Agreement shall terminate no later than June 30, 2014 (the date of termination of this Agreement is the “Expiration Date”).
          In consideration of the mutual covenants and promises made in this Agreement, you and the Company agree as follows:
      1. Position and Responsibilities. As of the Effective Date, you will commence serving as a full-time employee of the Company as the Company’s President and Chief Executive Officer (“PCEO”). As PCEO, you shall report directly to the Company’s Board of Directors (the “Board”). You shall have the duties, responsibilities and authority that are customarily associated with such position and such other senior management duties as may reasonably be assigned by the Board. You will devote your full time, efforts, abilities, and energies to promote the general welfare and interests of the Company and any related enterprises of the Company. You will loyally, conscientiously, and professionally do and perform all duties and responsibilities of his position, as well as any other duties and responsibilities as will be reasonably assigned by the Company. At the request of the Company, you will also serve as an officer and/or member of the board of directors of any Company affiliate, without additional compensation. Your primary workplace will be located at the Company’s Utah office, located at 10813 S. River Front Parkway, Suite 500, South Jordan, Utah 84095, although you will have a home office where you will be able to work remotely subject to requisite business travel. Nothing herein shall preclude you from (i) serving, with the prior written consent of the Board in its sole and absolute discretion, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing your personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by you so as not to materially interfere, individually or in the aggregate, with the performance of your duties and responsibilities hereunder.
      2. At-Will Employment. Your employment with the Company is at-will and either you or the Company may terminate your employment at any time and for any reason (or no reason), with or without Cause (as defined below), in each case subject to the terms and provisions of this Agreement. The terms of Sections 8 through 18 shall survive any termination or expiration of this Agreement or of your employment.
      3. Salary, Bonus and Equity Incentives. For avoidance of doubt, the Board may delegate some or all of its authority and responsibilities under this Section 3 to a committee of members of the Board.
          (a) Base Salary. During your employment as PCEO and while this Agreement is in effect, you will be paid an annual base salary of $325,000 (the “Base Salary”) for your services as PCEO, payable in the time and manner that the Company customarily pays its employees. Your Base Salary will be automatically increased to $350,000 if, for each calendar month in a consecutive three month period, the Company’s monthly earnings before interest, taxes, depreciation and amortization (“EBITDA”) exceeds the product of ten percent multiplied by the Company’s total revenues for each such month (the “EBITDA Performance Goal”). The Board in its reasonable judgment shall determine (based on Company monthly financial statements) if and when the EBITDA Performance Goal has been achieved. If the EBITDA Performance Goal is achieved while you are PCEO, then the automatic Base Salary increase shall be effective on the next payroll period following the Board’s determination that the three month period EBITDA Performance Goal was achieved.

          (b) Bonuses. During your employment as PCEO and while this Agreement is in effect, you will be eligible to participate in any bonus programs as set forth by the Board. Commencing with the Company’s Fiscal Year 2012 which ends on June 30, 2012, during each Company fiscal year you will be eligible to earn an annual cash bonus based on performance objectives established by the Board with input from you. For fiscal year 2012, the bonus performance objectives shall be established by the Board within 90 days following the Effective Date. Your annual maximum cash bonus amount will be equal to 50% of the Base Salary that was paid to you during the applicable fiscal year. The actual amount of the annual bonus paid to you, if any, shall be determined by the Board in its sole discretion and may be less than the maximum amount. Any such bonus shall be paid to you during the first three months of the fiscal year that follows the applicable performance fiscal year. The bonus will be deemed to have been earned on the date of payment of such bonus and you must remain an employee of the Company through the date of payment in order to receive the bonus. In addition to the foregoing, you will be eligible to receive the following transition bonus payments conditioned on you continuously remaining employed by the Company through the applicable payment date.

Bonus Amount	Payment Date

$101,250	Effective Date
$67,500	July 31, 2011
$33,750	September 30, 2011
$33,750	March 30, 2012
$33,750	October 1, 2012

$270,000
          (c) Stock Options and Compensatory Equity. While you are an employee of the Company, you will be eligible to receive grants of stock options (or other grants of Company equity) to purchase shares of the Company’s common stock. Such equity grants, if any, will be made in the sole discretion of the Board and will be subject to the terms and conditions specified by the Board, the Company’s stock plan, the award agreement that you must execute as a condition of any grant and the Company’s insider trading policy. If required by applicable law with respect to transactions involving Company equity securities, you agree that you shall use your best efforts to comply with any duty that you may have to (i) timely report any such transactions and (ii) to refrain from engaging in certain transactions from time to time. The Company has no duty to register under (or otherwise obtain an exemption from) the Securities Act of 1933 (or applicable state securities laws) with respect to any Company equity securities that may be issued to you. Any equity compensation awards that were granted to you before the Effective Date shall continue to be governed by their applicable terms and conditions.
Upon the Effective Date, subject to approval of the Board and subject to your being a Company employee on the Effective Date, you shall be granted a stock option under the Company’s 2010 Stock Incentive Plan (“2010 SIP”) to purchase up to 1,610,000 common shares of the Company (the “Option”). To the maximum extent permitted by applicable law, the Option shall constitute an “incentive stock option”, as provided under Internal Revenue Code (the “Code”) Section 422, and the balance of the Option shall be a nonstatutory stock option. Before the grant of the Option, the number of shares subject to the Option (and exercise prices referenced below) shall be proportionately adjusted to the extent necessary under 2010 SIP section 11(a). As a condition of the grant of the Option, you must timely execute an Option agreement(s) prescribed by the Company which will provide the terms and conditions of the Option. However, the Option and the Option agreement will provide for the following terms:

Shares subject to Option	Per Share Exercise Price	Vesting Date*

110,000	Fair Market Value on Grant Date	Grant Date
500,000	Fair Market Value on Grant Date	June 30, 2012
500,000	$1.20**	June 30, 2013
500,000	$1.75**	June 30, 2014

1,610,000

*	You must continuously remain in Service (as defined in the 2010 SIP) through the vesting date in order for the applicable portion of the Option to become vested.

**	If the Fair Market Value on the Option grant date is greater then the per share exercise price shown in the above table, then the actual per share exercise price for the related number of shares shall instead be equal to such higher Fair Market Value. For purposes of this Agreement, “Fair Market Value” shall have the meaning provided to it in the 2010 SIP.
     4. Expense Reimbursement. During your employment as PCEO and while this Agreement is in effect, you will be reimbursed for all reasonable business expenses (including, but without limitation, travel expenses) upon the properly completed submission of requisite forms and receipts to the Company in accordance with the Company’s expense reimbursement policy.
     5. Limitation on Golden Parachute Payments Notwithstanding any other provision of this Agreement or any such other agreement or plan, if any portion of the Total Payments (as defined below) would constitute an Excess Parachute Payment (as defined below) and therefore would be nondeductible to the Company by reason of the operation of Code Section 280G relating to golden parachute payments and/or would be subject to the golden parachute excise tax (“Excise Tax”) by reason of Section 4999 of the Code, then the full amount of the Total Payments shall not be provided to you and you shall instead receive the Reduced Total Payments (as defined below).
If the Total Payments must be reduced to the Reduced Total Payments, the reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a Parachute Payment; (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount is not treated as a parachute payment; (3) cancellation of any accelerated vesting of equity awards; and (4) reduction of any continued employee benefits. In selecting the equity awards (if any) for which vesting will be reduced under clause (3) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of Reduced Total Payments provided to you, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A of the Code, awards instead shall be selected in the reverse order of the date of grant.
For the avoidance of doubt, for purposes of measuring an equity compensation award’s value to you when performing the determinations under the preceding paragraph, such award’s value shall equal the then aggregate fair market value of the vested shares underlying the award less any aggregate exercise price less applicable taxes. Also, if two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In no event shall (i) you have any discretion with respect to the ordering of payment reductions or (ii) the Company be required to gross up any payment or benefit to you to avoid the effects of the Excise Tax or to pay any regular or excise taxes arising from the application of the Excise Tax.
All mathematical determinations and all determinations of whether any of the Total Payments are Parachute Payments that are required to be made under this Section shall be made by a nationally recognized independent audit firm selected by the Company (the “Accountants”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to you. Such determination shall be made by the Accountants using reasonable good faith interpretations of the Code. The Company shall pay the fees and costs of the Accountants which are incurred in connection with this Section.
“Excess Parachute Payment” has the same meaning provided to such term by Treasury Regulations section 1.280G-1 Q/A-3.
“Parachute Payment” has the same meaning provided to such term by Treasury Regulations section 1.280G-1 Q/A-2.
“Reduced Total Payments” means the lesser portion of the Total Payments that may be provided to you instead of the Total Payments. The Reduced Total Payments shall be the maximum amount from the Total Payments that can be provided to you without incurring Excess Parachute Payments.
“Total Payments” means collectively the benefits or payments provided by the Company (or by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets within the meaning of section 280G of the Code and the regulations thereunder) to or for the benefit of you under this Agreement or any other agreement or plan.
     6. Employee Benefit Programs. During your employment with the Company, and except as may be provided under an employee stock purchase plan, you will be entitled to participate, on the same terms as generally provided to senior executives, in all Company employee benefit plans and programs at the time or thereafter made available to Company senior executive officers including, without limitation, any savings or profit sharing plans, deferred compensation plans, stock option incentive plans, group life insurance, accidental death and dismemberment insurance, hospitalization, surgical, major medical and dental coverage, vacation, sick leave (including salary continuation arrangements), long-term disability, holidays and other employee benefit programs sponsored by the Company. The Company may amend, modify or terminate these benefits at any time and for any reason.
     7. Consequences of Termination of Employment. Unless the Company requests otherwise in writing, upon termination of your employment for any reason, you understand and agree that you shall be deemed to have also immediately resigned from all positions as an officer (and/or director, if applicable) with the Company (and its affiliates) as of your last day of employment (the “Termination Date”). Upon termination of your employment for any reason, you shall receive payment or benefits from the Company covering the following: (i) all unpaid salary and unpaid vacation accrued through the Termination Date, (ii) any payments/benefits to which you are entitled under the express terms of any applicable Company employee benefit plan, (iii) any unreimbursed valid business expenses for which you have submitted properly documented reimbursement requests and (iv) your then outstanding equity compensation awards as governed by their applicable terms (collectively, (i) through (iv) are the “Accrued Pay”). You may also be eligible for other post-employment payments and benefits as provided in this Agreement.
          (a) For Cause. For purposes of this Agreement, your employment may be terminated by the Company for “Cause” as a result of the occurrence of one or more of the following:
               (i) your conviction of, or a plea of guilty or nolo contendere to, a felony or other crime (except for misdemeanors which are not materially injurious to the business or reputation of the Company or a Company affiliate);

               (ii) your willful refusal to perform in any material respect your duties and responsibilities for the Company or a Company affiliate or your failure to comply in any material respect with the terms of this Agreement and the Confidentiality Agreement and the polices and procedures of the Company or a Company affiliate at which you serve as an officer and/or director if such refusal or failure causes or reasonably expects to cause injury to the Company or a Company affiliate;
               (iii) fraud or other illegal conduct in your performance of duties for the Company or a Company affiliate;
               (iv) your material breach of any material term of this Agreement; or
               (v) any conduct by you which is materially injurious to the Company or a Company affiliate or materially injurious to the business reputation of the Company or a Company affiliate.
          Prior to your termination for Cause, you will be provided with written notice from the Company describing the conduct forming the basis for the alleged Cause and to the extent curable as determined by the Board in its sole discretion, an opportunity of 15 days to cure such conduct before the Company may terminate you for Cause. If the Board determines that the Cause event is curable, you may during this 15 day period present your case to the full Board before any termination for Cause is finalized by the Company. Any termination for “Cause” will not limit any other right or remedy the Company may have under this Agreement or otherwise.
          In the event your employment is terminated by the Company for Cause you will be entitled only to your Accrued Pay and you will be entitled to no other compensation from the Company.
          (b) Without Cause or for Good Reason. The Company may terminate your employment without Cause at any time and for any reason with notice or you may resign your employment for Good Reason (as defined below in Section 7(b)(ii)) upon thirty days advance written notice (each a “Qualifying Termination”). If your employment is terminated due to a Qualifying Termination, then you will be eligible to receive the following subject to your timely compliance with Section 7(e) and further provided that no payments for such Qualifying Termination shall be made until on or after the date of a “separation from service” within the meaning of Code Section 409A.
               (i) The Company shall provide you with cash payments equal in the aggregate to your then Base Salary. The cash payments provided by this subpart (i) shall be paid to you in substantially equal monthly installments payable over the 12 month period following your Termination Date, provided, however, the first payment (in an amount equal to two months of Base Salary) shall be made on the 60th day following the Termination Date.
               (ii) For purposes of this Agreement, you may resign your employment from the Company for “Good Reason” within ninety (90) days after the date that any one of the following events described in the below subparts (1) through (3) (any one of which will constitute “Good Reason”) has first occurred without your written consent. Your resignation for Good Reason will only be effective if the Company has not cured or remedied the Good Reason event within 30 days after its receipt of your written notice (such notice shall describe in detail the basis and underlying facts supporting your belief that a Good Reason event has occurred). Such notice of your intention to resign for Good Reason must be provided to the Company within 45 days of the initial existence of a Good Reason event. Failure to timely provide such written notice to the Company or failure to timely resign your employment for Good Reason means that you will be deemed to have consented to and waived the Good Reason event. If the Company does timely cure or remedy the Good Reason event, then you may either resign your employment without Good Reason or you may continue to remain employed subject to the terms of this Agreement. For avoidance of doubt, the initial existence of any Good Reason event must occur after the Effective Date and before the Expiration Date.
(1)	You have incurred a material diminution in your responsibilities, duties or authority;

(2)	You have incurred a material diminution in your Base Salary; or

(3)	The Company has materially breached a material term of this Agreement.
For avoidance of doubt, this Section 7(b) does not apply to a termination of employment due to death or Disability which are addressed in Section 7(d) below.
          (c) Voluntary Termination. In the event you voluntarily terminate your employment with the Company without Good Reason, you will be entitled to receive only your Accrued Pay. You will be entitled to no other compensation from the Company. You agree to provide the Company with at least 30 days advance written notice of your intention to resign without Good Reason. For avoidance of doubt, this Section 7(c) does not apply to a termination of employment due to death or Disability which are addressed in Section 7(d) below.
          (d) Death or Disability. In the event your employment with the Company is terminated due to your Disability or death, then you or your estate will be entitled to receive your Accrued Pay. For purposes of this Agreement, “Disability” is defined to occur when you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.
          (e) Separation Agreement and Release of Claims. As a condition to receiving (and continuing to receive) the payments provided in Section 7(b), you must: (i) within not later than forty-five (45) days after your Termination Date, execute (and not revoke) and deliver to the Company a Separation Agreement in a form prescribed by the Company and such Separation Agreement shall include without limitation a release of all claims against the Company and its affiliates along with a covenant not to sue and (ii) remain in full compliance with such Separation Agreement.
     8. Proprietary Information and Inventions Agreement; Confidentiality. You will be required, as a condition of your employment with the Company, to timely execute the Company’s form of proprietary information and inventions agreement as may be amended from time to time by the Company (“Confidentiality Agreement”).
     9. Assignability; Binding Nature. Commencing on the Effective Date, this Agreement will be binding upon you and the Company and your respective successors, heirs, and assigns. This Agreement may not be assigned by you except that your rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will or operation of law. No rights or obligations of the Company under this Agreement may be assigned or transferred except in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the Company’s obligations under this Agreement contractually or as a matter of law. The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such purchase, succession or assignment had taken place. Your rights and obligations under this Agreement shall not be transferable by you by assignment or otherwise provided, however, that if you die, all amounts then payable to you hereunder shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.
     10. Governing Law; Arbitration. This Agreement will be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of Utah. Any controversy or claim relating to this Agreement or any breach thereof, and any claims you may have arising from or relating to your employment with the Company, will be settled solely and finally by arbitration in Salt Lake City, Utah before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) then in effect in the State of Utah, and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof, provided that this Section 10 shall not be construed to eliminate or reduce any right the Company or you may otherwise have to obtain a temporary restraining order or a preliminary or permanent injunction to enforce any of the covenants contained in this Agreement before the matter can be heard in arbitration.
     11. Taxes. The Company shall have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment. The Company (including without limitation members of the Board) shall not be liable to you or other persons as to any unexpected or adverse tax consequence realized by you and you shall be solely responsible for the timely payment of all taxes arising from this Agreement that are imposed on you. This Agreement is intended to comply with the applicable requirements of Code Section 409A and shall be limited, construed and interpreted in a manner so as to comply therewith. Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. While it is intended that all payments and benefits provided under this Agreement to you will be exempt from or comply with Code Section 409A, the Company makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Code Section 409A. The Company will have no liability to you or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. In addition, if upon your Termination Date, you are then a “specified employee” (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following your Termination Date until the earlier of (i) the first business day of the seventh month following your Termination Date or (ii) ten (10) days after the Company receives written confirmation of your death. Any such delayed payments shall be made without interest. Additionally, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
     12. Entire Agreement. Except as otherwise specifically provided in this Agreement, this Agreement (and the agreements referenced herein) contains all the legally binding understandings and agreements between you and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously discussed or entered into between the parties including without limitation any term sheets regarding your potential employment with the

Company. As a material condition of this Agreement, you represent that by entering into this Agreement or by becoming a Company employee you are not violating the terms of any other contract or agreement or other legal obligations that would prohibit you from performing your duties for the Company. You further agree and represent that in providing your services to the Company you will not utilize or disclose any other entity’s trade secrets or confidential information or proprietary information. You represent that you are not resigning employment or relocating any residence in reliance on any promise or representation by the Company regarding the kind, character, or existence of such work, or the length of time such work will last, or the compensation therefor.
     13. Covenants (a)  As a condition of this Agreement and to your receipt of any post-employment benefits, you agree that you will fully and timely comply with all of the covenants set forth in this subsection 13(a) (which shall survive your termination of employment and termination or expiration of this Agreement):
               (i) You will fully comply with all obligations under the Confidentiality Agreement and further agree that the provisions of the Confidentiality Agreement shall survive any termination or expiration of this Agreement or termination of your employment or any subsequent service relationship with the Company;
               (ii) Within five (5) days of the Termination Date, you shall return to the Company all Company confidential information including, but not limited to, intellectual property, etc. and you shall not retain any copies, facsimiles or summaries of any Company proprietary information;
               (iii) You will not at any time during the period of your employment with the Company and during any period in which you are receiving severance payments under section 7 of this Agreement, make (or direct anyone to make) any disparaging statements (oral or written) about the Company, or any of its affiliated entities, officers, directors, employees, stockholders, representatives or agents, or any of the Company’s products or services or work-in-progress, that are harmful to their businesses, business reputations or personal reputations.;
               (iv) You agree that during the period of your employment with the Company and for one year after the Termination Date, you will not induce, solicit, recruit or encourage any employee of the Company to leave the employ of the Company which means that you will not (x) disclose to any person, entity or employer the backgrounds or qualifications of any Company employees or otherwise identify them as potential candidates for employment or (y) personally or through any other person recruit or otherwise solicit Company employees to work for you or any other person, entity, or employer;
               (v) You agree that during the period of your employment with the Company and thereafter, you will not utilize any trade secrets of the Company in order to solicit, either on behalf of yourself or any other person or entity, the business of any client or customer of the Company, whether past, present or prospective. The Company considers the following, without limitation, to be its trade secrets: Financial information, administrative and business records, analysis, studies, governmental licenses, employee records (including but not limited to counts and goals), prices, discounts, financials, electronic and written files of Company policies, procedures, training, and forms, written or electronic work product that was authored, developed, edited, reviewed or received from or on behalf of the Company during period of employment, Company developed technology, software, or computer programs, process manuals, products, business and marketing plans and or projections, Company sales and marketing data, Company technical information, Company strategic plans, Company financials, vendor affiliations, proprietary information, technical data, trade secrets, know-how, copyrights, patents, trademarks, intellectual property, and all documentation related to or including any of the foregoing; and

               (vi) You agree that, upon the Company’s request and without any payment therefore, you shall reasonably cooperate with the Company (and be available as necessary) after the Termination Date in connection with any matters involving events that occurred during your period of employment with the Company.
          (b) You also agree that you will fully and timely comply with all of the covenants set forth in this subsection 13(b) (which shall survive your termination of employment and termination or expiration of this Agreement):
               (i) You will fully pay off any outstanding amounts owed to the Company no later than their applicable due date or within thirty days of your Termination Date (if no other due date has been previously established);
               (ii) Within five (5) days of the Termination Date, you shall return to the Company all Company property including, but not limited to, computers, cell phones, pagers, keys, business cards, etc.;
               (iii) Within thirty days of the Termination Date, you will submit any outstanding expense reports to the Company on or prior to the Termination Date; and
               (iv) As of the Termination Date, you will no longer represent that you are an officer, director or employee of the Company and you will immediately discontinue using your Company mailing address, telephone, facsimile machines, voice mail and e-mail;
          (c) You acknowledge that (i) upon a violation of any of the covenants contained in Section 13 of this Agreement or (ii) if the Company is terminating your employment for Cause as provided in Section 7(a), the Company would as a result sustain irreparable harm, and, therefore, you agree that in addition to any other remedies which the Company may have, the Company shall be entitled to seek equitable relief including specific performance and injunctions restraining you from committing or continuing any such violation; and
          (d) You agree that you will strictly adhere to and obey all Company rules, policies, procedures, regulations and guidelines, including but not limited to those contained in the Company’s employee handbook, as well any others that the Company may establish including without limitation any policy the Company adopts on the recoupment of compensation (“Clawback Policy”). As a result, you understand and agree that you may be required to repay to the Company certain previously paid (and/or future) compensation in accordance with any such Clawback Policy and/or in accordance with applicable law. In particular, under a Clawback Policy, the Company may among other things (i) cause the cancellation of any 2010 SIP award, including the Option, (ii) require reimbursement by you of any 2010 SIP award (including the Option) or of any previously paid bonus and (iii) effect any other right of recoupment of equity or other compensation in accordance with the Clawback Policy and/or applicable law. You will also strictly adhere to all applicable state and/or federal laws and/or regulations relating to your employment with the Company.
     14. Offset. Any severance or other payments or benefits made to you under this Agreement may be reduced, in the Company’s discretion, by any amounts you owe to the Company provided that any such offsets do not violate Code Section 409A.
     15. Notice. Any notice that the Company is required to or may desire to give you shall be given by personal delivery, recognized overnight courier service, email, telecopy or registered or certified mail, return receipt requested, addressed to you at your address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice that you are required or may desire to give to the Company hereunder shall be given by personal delivery, recognized overnight courier service, email, telecopy or by registered or certified mail, return receipt requested, addressed to the Company’s General Counsel at its principal office, or at such other office as the Company may from time to time designate in writing. The date of actual delivery of any notice under this Section 15 shall be deemed to be the date of delivery thereof.
     16. Waiver; Severability. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to by you and the Company in writing and such amendment or waiver expressly references this section. No waiver by you or the Company of the breach of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. Except as expressly provided herein to the contrary, failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder will not be deemed to constitute a waiver thereof. In the event any portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining portions shall be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.
     17. Voluntary Agreement. You acknowledge that you have been advised to review this Agreement with your own legal counsel and other advisors of your choosing and that prior to entering into this Agreement, you have had the opportunity to review this Agreement with your attorney and other advisors and have not asked (or relied upon) the Company or its counsel to represent you or your counsel in this matter. You further represent that you have carefully read and understand the scope and effect of the provisions of this Agreement and that you are fully aware of the legal and binding effect of this Agreement. This Agreement is executed voluntarily by you and without any duress or undue influence on the part or behalf of the Company.
     18. Key-Man Insurance. The Company shall have the right to insure your life for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. You shall have no interest in any such policy, but you agree to cooperate with the Company in taking out such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on you by any such documents.
Please acknowledge your acceptance and understanding of this Agreement by signing and returning it to the undersigned. A copy of this signed Agreement will be sent to you for your records.

ACKNOWLEDGED AND AGREED:

This 11 day of March, 2011.	This 11 day of March, 2011.

LIFEVANTAGE CORPORATION	DOUGLAS C. ROBINSON

/s/ GARRY MAURO	/s/ DOUGLAS C. ROBINSON

BY: Garry Mauro
TITLE: Chairman of the Board of Directors